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                                                                     Exhibit 5.1

                     [LETTERHEAD OF MAYER, BROWN & PLATT]



                                April 25, 2000


Deutsche Floorplan Receivables, L.P.
655 Maryville Centre Drive
St. Louis, Missouri 63141

     Re:  Deutsche Floorplan Receivables, L.P.
          Distribution Financial Services Floorplan Master Trust
          Registration Statement on Form S-3 (No. 333-74457 and 333-74457-01)
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Ladies and Gentlemen:

     We have acted as special counsel for Deutsche Floorplan Receivables, L.P., a limited partnership (the "Company"), in connection with the preparation of the Registration Statement on Form S-3, File No. 333-74457 and 333-74457-01 (together with the exhibits and amendments thereto, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of certain series of Asset Backed Certificates (the "Certificates").

     We are familiar with the proceedings to date in connection with the proposed issuance and sale of the Class A Certificates and Class B Certificates for Series 2000-1 and Series 2000-2 (the "Specified Certificates") by Distribution Financial Services Floorplan Master Trust (the "Trust"), and in order to express our opinion hereinafter stated we have examined and relied upon the following items relating to the Specified Certificates and the Trust: the Amended and Restated Pooling and Servicing Agreement, the Series 2000-1 Supplement, the Series 2000-2 Supplement, and the Specified Certificates (such Amended and Restated Pooling and Servicing Agreement, Series 2000-1 Supplement, Series 2000-2 Supplement, and Specified Certificates being referred to collectively as the "Documents"). We have also examined such statutes, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based on and subject to the foregoing, we are of the opinion that, with respect to the Specified Certificates, when, (a) the Documents have each been duly (i) authorized by the parties

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thereto (other than by the Company) and (ii) completed, executed and delivered by all of the parties thereto, (b) the Specified Certificates have been duly executed and issued by the Company and authenticated by the Trustee named therein, and sold by the Company or by the Trust, at the direction of the Company or the Trust, as applicable, and (c) payment of the agreed consideration for the Specified Certificates shall have been received by the Company, all in accordance with the terms and conditions of the Documents and a definitive purchase, underwriting or similar agreement with respect to the Specified
Certificates: the Specified Certificates will have been duly authorized by all necessary action of the Trust and will be legally issued, fully paid and nonassessable, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

     Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission.

                                         Very truly yours,

                                         /s/ Mayer, Brown & Platt

                                         MAYER, BROWN & PLATT

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